Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RECORD SALES AND PROFITS
FOR THE YEAR AND RESULTS FOR THE QUARTER ENDED FEBRUARY 29, 2008
     Midlothian, Texas April 25, 2008 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and the year ended February 29, 2008.
Highlights
☐ Revenues for the year increased by $25.9 million over the last year, or 4.4%.

☐ Net earnings increased by 7.2% for the year, from approximately $41.6 million to approximately $44.6 million.

☐ Diluted EPS increased by 6.2%, from $1.62 per share to $1.72 per share for the year. Diluted EPS increased by 43.3%, from $.30 per share to $.43 per share for the quarter.
Financial Overview
     For the quarter, our net sales increased by $13.4 million, or 9.8%, from $136.1 million for the three months ended February 28, 2007 to $149.5 million for the three months ended February 29, 2008. Our Print sales for the quarter were $87.6 million, compared to $80.7 million for the same quarter last year, or an increase of 8.6%. Apparel sales for the quarter were $61.9 million, compared to $55.5 million for the same quarter last year, or an increase of 11.5%. Our overall gross profit margins (“margins”) during the quarter increased from 23.4% to 24.2% for the three months ended February 28, 2007 and February 29, 2008, respectively. Our Print margins increased from 25.0% to 27.6%, while the Apparel margins decreased from 21.1% to 19.4%, for the three months ended February 28, 2007 and February 29, 2008, respectively. Our earnings for the quarter increased 42.3% from $7.8 million for the three months ended February 28, 2007 to $11.1 million for the three months ended February 29, 2008. Diluted earnings per share (“EPS”) increased 43.3% from $.30 per share to $.43 per share for the three months ended February 28, 2007 and February 29, 2008, respectively.

     Net sales increased from $584.7 million for the year ended February 28, 2007 to $610.6 million for year ended February 29, 2008, an increase of $25.9 million or 4.4%. Our Print sales for the year were $345.0 million, compared to $325.7 million for the same period last year, an increase of $19.3 million or 5.9%. Our Apparel sales increased from $259.0 million for the year ended February 28, 2007 to $265.6 million for the year ended February 29, 2008, an increase of $6.6 million, or 2.5%. Our Print margins increased from 25.2% to 27.2%, while our Apparel margins decreased from 24.7% to 22.2%, for the year ended February 28, 2007 and February 29, 2008, respectively. Our earnings for the period increased from $41.6 million for the year ended February 28, 2007 to $44.6 million for the year ended February 29, 2008. Diluted earnings increased from $1.62 per share to $1.72 per share for the year ended February 28, 2007 and February 29, 2008, respectively.
     The Company, during the quarter, generated $21.5 million in EBITDA (earnings before interest, taxes, depreciation and amortization) compared to $18.3 million for the comparable quarter last year. For the year ending February 29, 2008, the Company generated $90.2 million in EBITDA compared to $90.4 million for the comparable period last year.
Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Earnings before income taxes	$16,608	$12,723	$69,785	$66,365
Interest expense	1,395	1,573	5,678	6,936
Depreciation/amortization	3,501	4,030	14,727	17,078

EBITDA (non-GAAP)	$21,504	$18,326	$90,190	$90,379

Keith Walters, Chairman, President & CEO, commented by saying, “We are extremely pleased with our results for the quarter and for the year, both from a revenue and EPS growth perspective. We are proud that we were able to return these excellent results to our shareholders, when others in our industries are having difficulties. We continue to see the positive impact of our cost reduction programs on our Print margins. We are also pleased with the continued increase in our Apparel sales during the quarter. Our Apparel margins this quarter were impacted by the increased cost of cotton; and while we increased selling prices to offset some of this increase, this did not fully absorb the entire extent of the cotton increase we experienced during this quarter. However, because of the increased volume, our Apparel operating profits actually increased this quarter over the same quarter last year. Overall, we feel good about how we finished up the year. We feel we addressed some of the key issues impacting our results during the first two quarters of this year quickly, and as a result had a strong finish to our fiscal year. Given the current economic climate, we see fiscal year 2009 being a challenging year as well, but I remain confident in our ability to navigate these challenging times as we have done in the past.”

About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it(R) Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	February 29,	February 28,	February 29,	February 28,
Condensed Operating Results	2008	2007	2008	2007
Revenues	$149,535	$136,139	$610,610	$584,713
Cost of goods sold	113,319	104,231	457,963	438,776

Gross profit	36,216	31,908	152,647	145,937
Operating expenses	18,109	17,216	76,867	72,478

Operating income	18,107	14,692	75,780	73,459
Other expense	1,499	1,969	5,995	7,094
Income tax expense	5,520	4,917	25,195	24,764

Net earnings	$11,088	$7,806	$44,590	$41,601

Earnings per share
Basic	$0.43	$0.31	$1.74	$1.63

Diluted	$0.43	$0.30	$1.72	$1.62

	February 29,	February 28,
Condensed Balance Sheet Information	2008	2007
Current assets:
Cash	$3,393	$3,582
Accounts receivable, net	72,278	47,285
Inventories, net	98,570	85,696
Other	11,578	14,953

	185,819	151,516

Property, plant & equipment	58,988	63,057

Other	268,324	263,655

	$513,131	$478,228

Current liabilities
Accounts payable	$29,658	$25,597
Accrued expenses	21,913	22,998
Current portion of long-term debt	255	652

	51,826	49,247

Long-term debt	90,710	88,971
Deferred credits	22,116	23,607

Total liabilities	164,652	161,825

Shareholders’ equity	348,479	316,403

	$513,131	$478,228

	February 29,	February 28,
Condensed Cash Flow Information	2008	2007
Cash provided by operating activities	$30,444	$49,517
Cash used in investing activities	(17,285)	(19,825)
Cash used in financing activities	(13,516)	(39,978)
Effect of exchange rates on cash	168	8

Change in cash	(189)	(10,278)
Cash at beginning of period	3,582	13,860

Cash at end of period	$3,393	$3,582